                                                                     Exhibit 2.4

                                 NONCOMPETITION AGREEMENT


          THIS NONCOMPETITION AGREEMENT is made and entered into as of the __ day of April, 1996, by and between Newpark Resources, Inc., a Delaware corporation ("Newpark"), and Uni-Mat International, Inc., a Texas corporation ("Covenantor"), with reference to the following facts:

          A. Newpark, JPI Acquisition Corp. ("Newco"), a Texas corporation and a wholly-owned subsidiary of Newpark, J. Pouyer Interests, Inc., a Texas corporation (the "Company"), Covenantor and Joseph E. Pouyer, an individual (the "Shareholder"), have entered into an Agreement and Plan of Reorganization, dated April 8, 1996 and as amended April 8, 1996 and April 17, 1996 (the "Plan"), which provides for the merger of the Company with and into Newco (the "Merger") and the conversion of all of the outstanding shares of capital stock of the Company into cash and shares of Common Stock of Newpark. The Shareholder owns beneficially and of record all of the outstanding capital stock of the Company and Covenantor.

          B. The Company owns the exclusive right to use certain patents and other intellectual property rights in connection with the use, sale and lease in the United States of prefabricated mats for the construction of temporary roads and worksites (other than for sale or lease to any department, bureau or agency of the United States). Prior to the date hereof, Covenantor has been engaged in the business of manufacturing, selling and leasing prefabricated mats which incorporate the foregoing intellectual property rights.

          C. Concurrently herewith, the parties thereto are consummating the Merger and the other transactions contemplated by the Plan. This Agreement is delivered as an incident to the continued goodwill of the business of the Company and is a material inducement to the consummation by Newpark of the transactions contemplated by the Plan.

          D. Capitalized terms used herein that are not defined herein have the meanings attributed to them in the Plan.

          NOW, THEREFORE, in consideration of the foregoing and in order to satisfy a condition precedent to the obligations of Newpark under the Plan, the parties agree as follows:

          1. Subject to the provisions of paragraph 3, Covenantor hereby agrees that it will not, during the term of this Agreement, directly or indirectly, engage in, or own any interest in any corporation, partnership, limited liability company, proprietorship, joint venture, firm, trust or other entity which engages in, the business of (a) providing, using, selling or leasing any products, services, materials or supplies incorporating or using any of the Technology, or (b) providing, using, selling or leasing prefabricated mats for the construction of temporary roads or worksites for the site preparation industry or otherwise providing, using, selling or leasing temporary roads or worksites or any materials, supplies, products or services related thereto or used in connection therewith, regardless, in the case of clause (b), of whether such business involves any use of the Technology. (All such entities other than the parties hereto are hereinafter referred to as "Competitors", and the businesses described in the first sentence of this paragraph are hereinafter collectively referred to as the "Business".) Anything in this Agreement to the contrary notwithstanding, ownership of not more than one percent (1%) of the capital stock of any corporation which has at least one class of capital stock registered under Section 12 of the Securities Exchange Act of 1934 shall not constitute a breach of this paragraph.

          2. Covenantor hereby further agrees that it will not, during the term of this Agreement, directly or indirectly: (a) operate, control or otherwise participate in any Competitor; (b) lend credit or money for the purpose of assisting another to establish or operate any Competitor; (c) request or advise any present or future customer or supplier of the Business, as conducted by Newpark and its Affiliates, to withdraw, curtail or cancel its business with Newpark and its Affiliates; or (d) induce or influence (or attempt to induce or influence) any person who is engaged (as an employee, agent, independent contractor or otherwise) by Newpark or any of its Affiliates to terminate his or her employment or engagement with Newpark or such Affiliate.

          3. The provisions of this Agreement shall not be construed to in any way limit the ability of Covenantor to: (a) directly sell or lease products or services (including products or services incorporating or using the Technology) to any department, bureau or agency of the United States; (b) perform its obligations under the Manufacturing Agreement or the contracts listed on
Schedule 3.8(b) of the Plan; or (c) use, manufacture, sell or lease products or services pursuant to the Excluded Rights; provided, however, anything herein to the contrary notwithstanding, Covenantor may not sell or lease any products, services, materials or supplies comprising a part of the Business to any state or local government, or any department, bureau or agency thereof, or to any non-governmental person for resale, directly or indirectly, to any department, bureau or agency of the United States.

          4. This Agreement shall commence on the date hereof and shall continue until the later of December 28, 2010 or the latest expiration date of any of the Patents licensed to the Company as part of the Intellectual Property Assets, as the same may be extended from time to time.

          5. In consideration of the obligations of Covenantor under this Agreement, concurrently with the execution of this Agreement, Newpark has paid to Covenantor the sum of $300,000, receipt of which is hereby acknowledged.

          6. The provisions of this Agreement shall cover competition throughout the United States (the "Territory"), Covenantor hereby acknowledging that (a) the Company and its Affiliates have sold products and services subject to this Agreement to customers located in various localities throughout the Territory, and (b) Newpark presently intends to continue to use, sell and lease such products and services to customers located throughout the Territory.

          7. Covenantor hereby stipulates and agrees that any breach by it of this Agreement cannot be reasonably or adequately compensated by damages in an action at law and that, in the event of any such breach, Newpark shall be entitled to injunctive relief in addition to any other available remedies.

          8. This Agreement shall be construed as a separate agreement covering competition in each of the counties and states of the Territory, and, to the extent that it shall be illegal or unenforceable in any one of said geographic areas or after a term shorter than that set forth above, this Agreement shall not be affected with respect to each other county and state for the maximum period of time for which it may be enforced, this Agreement with respect to each such geographic area being construed as severable and independent. If any restriction contained in this Agreement is held by any court of competent jurisdiction to be unenforceable, a lesser restriction as determined by such court to be enforceable shall be severable therefrom and enforced in its place, and the remaining restrictions contained herein shall be enforceable independently therefrom.

          9. Covenantor acknowledges and agrees that the provisions of this Agreement are necessary to protect the interests of Newpark and the continued goodwill of the business acquired by Newpark pursuant to the Plan and that the restrictive covenants set forth herein are reasonable in scope and duration. Covenantor further acknowledges and agrees that it has a material financial interest in the consummation of the transactions contemplated by the Plan.

          10. Unless the context indicates otherwise, all references to Newpark herein shall be deemed to also include each and every person, corporation or other entity which is in control of, controlled by or under common control with it.

          11. This Agreement shall inure to the benefit of and be binding upon Newpark and its successors and assigns, including, without limitation, any person, partnership, corporation or other entity which may succeed to the business acquired by Newpark pursuant to the Plan, and shall inure to the benefit of and be binding upon Covenantor and its successors.

          12. All notices, requests or other communications provided for in or to be given under this Agreement shall be in writing, may be delivered in person, by telegraphic or other electronic means, by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective
(a) upon receipt if delivered in person or by telegraphic or other electronic means, (b) one business day after having been delivered to an overnight air courier or (c) three business days after having been deposited in the mails as certified or registered matter, all fees prepaid, directed to the parties at the following addresses (or at such other address as shall be given in writing by a party hereto):

                                 If to the Newpark:

                                 Newpark Resources, Inc.
                                 3850 Causeway Boulevard
                                 Suite 1770
                                 Metairie, Louisiana 70002
                                 Facsimile: (504) 833-9506
                                 Attn:  James D. Cole

                                 If to Covenantor:

                                 Uni-Mat International, Inc.
                                 503 Martin Street
                                 Houston, Texas 77018
                                 Facsimile: (713) 697-1227
                                 Attn:  Joseph E. Pouyer

          13. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between them relating to the subject matter hereof. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure by Newpark to insist on strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions. All of Newpark's remedies are cumulative and not alternative. Terms used herein in any number or gender include other numbers or genders, as the context may require.

          14. This Agreement shall be construed and governed by, and enforced in accordance with, the internal laws of the State of Texas without reference to its laws governing choice of law.


          15. In any litigation relating to this Agreement, including litigation with respect to any supplement, modification or waiver of this Agreement or any of its provisions, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                 Newpark Resources, Inc.


                                 By:  /s/ Matthew W. Hardey
                                     -------------------------
                                     Name:____________________
                                     Title:___________________



                                 Uni-Mat International, Inc.


                                 By:  /s/ Joseph E. Pouyer
                                     ------------------------
                                     Name:   Joseph E. Pouyer
                                     Title:  President